Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

SIGMA ADDITIVE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

TABLE 1 – NEWLY REGISTERED SECURITIES

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(h)	111,612	$2.50	(2)	$279,030.00	0.00011020	$30.75
Equity	Common stock, $0.001 par value per share	Rules 457(c) and 457(h)	388,388	$0.75	(3)	$291,291.00	0.00011020	$32.10
Total Offering Amounts						$570,321.00		$62.85
Total Fee Offsets								-
Net Fee Due								$62.85

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock that may become issuable under the 2013 Equity Incentive Plan, as amended (the “Plan”), as a result of stock splits, stock dividends and similar transactions.

(2) Represents shares subject to outstanding options under the Plan. The proposed maximum offering price per share and maximum aggregate offering price for these shares were estimated pursuant to Rule 457(h) of the Securities Act on the basis of the exercise price of such options of $2.50 per share.

(3) Represents shares reserved for issuance pursuant to future awards under the Plan. The proposed maximum offering price per share and maximum aggregate offering price for these shares were estimated pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of the $0.75 average of the high and low trading prices of the registrant’s common stock as reported on The NASDAQ Capital Market on October 14, 2022.